Mail Stop 3561
                                                          December 11, 2018

Mr. Brent Y. Suen
Chief Executive Officer
Weyland Tech, Inc.
85 Broad Street, 16-079
New York, NY 10004

        Re:      Weyland Tech, Inc.
                 Form 10-K for Fiscal Year Ended December 31, 2017 Filed April 17, 2018
                 Form 10-K for Fiscal Year Ended December 31, 2016 Filed March 31, 2017
                 File No. 000-51815

Dear Mr. Suen:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.


                                                          Sincerely,

                                                          /s/ Jennifer Thompson

                                                          Jennifer Thompson
                                                          Accounting Branch
Chief
                                                          Office of Consumer
Products